Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2023

TEJON RANCH CO. NAMES NEW CHIEF FINANCIAL OFFICER

VIA GLOBAL NEWSWIRE (Tejon Ranch, CA) — Tejon Ranch Co. (NYSE: TRC) announced today the appointment of Brett A. Brown as Executive Vice President and Chief Financial Officer. Brown was most recently Executive Vice President, Chief Financial Officer, and Treasurer at Alexander & Baldwin, Inc. (NYSE: ALEX), in Honolulu, HI. Brown will assume the position from current CFO Allen Lyda, who will continue his other responsibilities as Executive Vice President and Chief Operating Officer. Brown will report directly to Lyda in his new role.

“We are extremely pleased to have a person of the caliber and experience of Brett Brown join our executive management team,” said Gregory S. Bielli, President and CEO of Tejon Ranch Co. “This is an extremely important position and we’re confident, with Brett’s professional experience in this type of role, that he is the right person to manage the company’s capital funding activities, financial operations and reporting.”

Over the course of more than three decades, Brown has worked exclusively in the real estate industry, both with public and privately held companies, as well as Real Estate Investment Trusts.

In addition to Alexander & Baldwin, Brown worked for 13 years with IRC Retail Centers/Inland Real Estate Corporation (NYSE: IRC) in Oak Brook, Illinois, where he also served as Executive Vice President, Chief Financial Officer, and Treasurer.

Brown earned a Bachelor of Science, Accountancy, from Northern Illinois University. He is a member of the National Association of Real Estate Investment Trusts, International Council of Shopping Centers, and the American Institute of Certified Public Accountants.

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About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company (NYSE: TRC) is a growth-oriented, diversified real estate development and agribusiness company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 25 miles south of Bakersfield. Tejon Ranch is positioned for growth with its fully operational commercial/industrial real estate development and three master planned communities on the horizon.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

CONTACT:	Barry Zoeller, Senior Vice President

Corporate Communications & Investor Relations

(661) 663-4212

bzoeller@tejonranch.com